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                                                                    EXHIBIT 99.1

NEWS RELEASE

CONTACT:  SIEBEL SYSTEMS, INC.
          --------------------
          HOWARD GRAHAM
          SENIOR VICE PRESIDENT
          FINANCE AND ADMINISTRATION & CFO
          (650) 295-5000

                     SIEBEL SYSTEMS COMPLETES MERGER WITH
                               SCOPUS TECHNOLOGY

           SHAREHOLDERS APPROVE MERGER TO CREATE THE WORLD'S LARGEST
             ENTERPRISE RELATIONSHIP MANAGEMENT SOLUTIONS PROVIDER

San Mateo, CA - May 18, 1998 - Siebel Systems, Inc. (Nasdaq:SEBL), and Scopus Technology (Nasdaq:SCOP) today announced they have closed the merger of Scopus and a subsidiary of Siebel following approval by Siebel and Scopus shareholders. This announcement follows an initial agreement to merge reached on March 2, 1998.

Under the terms of the agreement, Siebel Systems issued approximately 15.1 million shares to the shareholders of Scopus, giving the transaction a value of $381.4 million based on Siebel's closing price of $25.25 on May 18, 1998. Siebel Systems also reserved approximately 2.6 million shares reflecting the assumption of Scopus employee stock options. The company's 1997 pro-forma combined revenue was $206.4 million. The merged organization, headquartered in San Mateo, CA, includes more than 1,000 employees and 500 customers worldwide. The former Scopus Technology organization has been fully integrated within Siebel Systems.

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Siebel Systems Completes Merger With Scopus Technology
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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the risk associated with the timely development and market acceptance of new products and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time-to-time in the company's filings with the Securities and Exchange Commission (SEC). In particular, see the section titled "Risk Factors" in the company's registration statement on Form S-4 (no. 333-48055) filed with the SEC on March 17,1998 and the company's annual report on Form 10-K filed on March 17, 1998.

ABOUT SIEBEL SYSTEMS

Siebel Systems, Inc., (NASDAQ: SEBL) is the world's leading supplier of Enterprise Relationship Management systems for organizations focused on increasing sales, marketing, and customer service effectiveness in field sales, service organizations, telesales, telemarketing, call centers, and third-party resellers. The company's Windows-based client/server software combines a standards-based open architecture with new and emerging technologies to enable exceptional scalability, configurability, functionality, and performance. Siebel Systems' corporate alliances include Andersen Consulting, Compaq Computer Corporation, Microsoft, Inc. and Price Waterhouse. Additional Siebel Systems product and service information is located on the World Wide Web at www.siebel.com.
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Siebel and Scopus are trademarks of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

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